Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Center Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-37436, No. 333-37434 and No. 333-116174, No. 333-125747 and No. 333-148323 on Form S-8 and Registration Statements No. 333-100884, No. 333-110710, No. 333-119932 and No. 333-126805 on Form S-3 of Center Bancorp, Inc. of our report dated March 8, 2006, relating to the consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 2005, which is incorporated by reference in the December 31, 2007 Annual Report on Form 10-K of Center Bancorp, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 14, 2008